PRESS RELEASE

For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Reports Record 2009 Earnings – EPS up 21.4%

BAR HARBOR, Maine (February 1, 2010) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced record net income available to common shareholders of $9.3 million for the year ended December 31, 2009, compared with $7.7 million for the year ended December 31, 2008, representing an increase of $1.6 million, or 20.5%. The Company’s diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $3.12 for 2009 compared with $2.57 in 2008, representing an increase of $0.55, or 21.4%. The Company’s return on average shareholders’ equity amounted to 11.65%, compared with 11.87% in 2008.

The Company also reported net income available to common shareholders of $1.6 million for the quarter ended December 31, 2009, or diluted earnings per share of $0.51, compared with $1.4 million or diluted earnings per share of $0.48 for the same quarter in 2008, representing increases of $175 thousand and $0.03, or 12.4% and 6.3%, respectively.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented that, "Despite the economic recession and well publicized problems suffered by a large segment of the Banking industry, 2009 marked another successful year for Bar Harbor Bankshares. We are very pleased to report record earnings and earnings per share, strong loan origination activity, solid retail deposit growth, and a strong financial condition."

"During 2009 the Bank enjoyed a meaningful expansion of its net interest margin and a significant increase in net interest income, which was the primary contributor to the Company’s outstanding earnings performance. Considering the state of the economy, softening commercial loan demand and strong competition for high quality loans, we are also proud to report 2009 commercial loan growth of $48 million, or 15%."

Mr. Murphy continued his remarks by saying, "Most banks across the country are experiencing a serious deterioration in credit quality. While the Bank’s non-performing loans increased from year end 2008, we are pleased to report that the Bank’s level of non-performing loans continued at manageable levels at year end 2009 and remained well below industry averages. During 2009, the Bank’s enjoyed a low level of loan loss experience, with net loan charge-offs amounting to only $839 thousand on an average loan portfolio exceeding $655 million. Our provision for loan losses was up $1.2 million compared with 2008, principally in response to some deterioration in overall credit quality, depressed economic conditions and the impact these conditions have had on the inherent risk of loss in our loan portfolio. The Bank also absorbed a $1.3 million increase in FDIC insurance premiums during 2009, including an emergency special assessment. Premiums for all FDIC insured banks increased as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005. Fortunately, our increased levels of loan loss provisioning and FDIC insurance premiums were readily offset by a strong lift in net interest income, driven by an expanded net interest margin and strong earning asset growth."

In concluding, Mr. Murphy added, "While our record financial results have been most gratifying, we remain cautious about the year ahead and the realities still facing the banking industry as a whole. While the national recession has shown some signs of easing, and despite massive government stimulus efforts, we expect a prolonged economic recovery. Business activity across a wide range of industries and regions has yet to show a sustainable rebound and local governments and many businesses are having serious difficulty due to high unemployment rates and diminished consumer spending. Accordingly, we believe the continuation of our solid credit quality profile and the ability of our borrowers to repay their loans will be key determinants of our future financial performance. Considering our solid earnings fundamentals, strong financial condition, consistent management strategies and the historical resilience of the coastal Maine economy, we believe we are well positioned to manage through any uncertainties that may lie ahead."

Financial Condition

Assets: Total assets ended the year at $1.1 billion, representing an increase of $100.1 million, or 10.3%, compared with December 31, 2008.

Loans: Total loans ended the year at $669.5 million, representing an increase of $35.9 million, or 5.7%, compared with December 31, 2008. Loan growth was led by commercial loans and tax-exempt loans to local municipalities, which were up $47.5 million and $8.8 million, or 14.8% and 163.8%, compared with December 31, 2008, respectively. Consumer loans, which principally consist of residential real estate mortgage loans, declined $20.1 million or 6.6% compared with December 31, 2008, largely reflecting principal pay-downs from the Bank’s $225.8 million residential mortgage loan portfolio.

While the Bank’s residential mortgage loan portfolio declined in 2009, residential mortgage loan origination activity increased significantly, principally reflecting declines in residential mortgage loan interest rates, borrower refinancing activity, more affordable home prices and tax incentive programs. Because of the interest rate risk considerations associated with holding low coupon mortgage loans, $29.8 million of low fixed rate residential mortgages originated in 2009 were sold in the secondary market with customer servicing retained by the Bank and as a result were not reflected in outstanding loan balances at period end.

Credit Quality: At December 31, 2009, the Bank’s total non-performing loans amounted to $9.2 million or 1.37% of total loans, compared with $4.4 million, or 0.70% at December 31, 2008. One agricultural loan accounted for $1.5 million of total year-end 2009 non-performing loans and represented approximately one-third of the year-over-year increase. Non-performing commercial real estate mortgages and residential real estate mortgages ended the year at $3.1 million and $2.5 million, respectively, up $1.5 million and $800 thousand compared with December 31, 2008.

During 2009 the Bank’s loan loss experience showed improvement compared with the loan loss experience in 2008. Total net loan charge-offs amounted to $839 thousand in 2009, or net charge-offs to average loans outstanding of 0.13%, compared with $1.3 million, or net charge-offs to average loans outstanding of 0.21% in 2008.

For the year ended December 31, 2009, the Bank recorded a provision for loan losses (the "provision") of $3.2 million, representing an increase of $1.2 million, or 60.8%, compared with 2008. In the fourth quarter of 2009, the Bank recorded a provision of $650 thousand, representing an increase of $324 thousand compared with the same quarter in 2008. The increases in the provision were principally attributed to some deterioration in overall credit quality, growth in the loan portfolio, increases in non-performing loans and depressed economic conditions, including elevated unemployment levels and declining real estate values in the markets served by the Bank.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At December 31, 2009, the allowance stood at $7.8 million, representing an increase of $2.4 million or 43.5% compared with December 31, 2008. At December 31, 2009, the allowance expressed as a percentage of total loans stood at 1.17%, up from 0.86% at December 31, 2008.

Securities: Total securities ended the year at $347.0 million, representing an increase of $56.5 million, or 19.5%, compared with December 31, 2008. Securities purchased during 2009 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored enterprises, debt obligations of U.S. Government-sponsored enterprises, and obligations of state and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the year at $641.2 million, representing an increase of $63.0 million, or 10.9%, compared with December 31, 2008. Total retail deposits ended the year at $549.2 million, up $59.5 million or 12.2% compared with December 31, 2008. Savings, money market, and NOW account deposits combined were up $14.8 million or 6.4%, while retail time deposits were up $44.9 million or 22.4% compared with December 31, 2008.

Brokered deposits obtained from the national market ended the year at $92.0 million, representing an increase of $3.5 million, or 3.9%, compared with December 31, 2008. Brokered deposits are generally utilized to help support the Bank’s earning asset growth, while maintaining its strong, on-balance sheet liquidity position via secured borrowing lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank.

Borrowings: Total borrowings ended the year at $311.6 million, representing a decline of $12.3 million, or 3.8%, compared with December 31, 2008. As more fully detailed below, in December 2009 the Company completed its offering of common stock to the public, the cash proceeds from which were immediately utilized to pay down short-term borrowings.

Capital: At December 31, 2009, the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I Leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2009, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 10.35%, 15.34% and 17.14%, compared with 6.61%, 9.95% and 11.60% at December 31, 2008, respectively.

In January 2009, the Company issued and sold $18.75 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, to the U.S. Treasury in connection with its participation in the U.S. Treasury’s Capital Purchase Program ("CPP"). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, "well-capitalized" banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets.

In December 2009 the Company completed its previously announced offering of 800,000 shares of common stock to the public at $27.50 per share. The net proceeds from this offering, after deducting underwriting discounts and estimated expenses amounted to approximately $20.4 million. As previously reported, in January 2010 the Company completed the closing of the underwriter’s exercise of its over-allotment option to purchase an additional 82,021 shares of the Company’s common stock at a purchase price to the public of $27.50 per share. The Company received total net proceeds from the offering, including the exercise of the over allotment option, after deducting underwriting discounts and expenses, amounting to $22.4 million. The Company expects to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support the Company’s growth. The Company may also seek approval of its regulators to utilize the net proceeds of the offering to repurchase all or a portion of its Series A preferred shares sold to the U.S. Department of the Treasury, or the warrants for common stock received by the U.S. Treasury.

At December 31, 2009, the Company’s tangible common equity ratio stood at 8.60%, up from 6.42% at December 31, 2008.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the fourth quarter of 2009, unchanged compared with the same quarter in 2008.

Total regular cash dividends paid by the Company in 2009 amounted to $1.04 per share of common stock, compared with $1.02 in 2008, representing an increase of 2.0%.

The Company’s Board of Directors recently declared a first quarter 2010 regular cash dividend of $0.26 per share of common stock, which based on today’s closing price of BHB common stock, represents a dividend yield of 3.82%.

Results of Operations

Net Interest Income: For the year ended December 31, 2009, net interest income on a tax-equivalent basis amounted to $34.8 million, representing an increase of $6.7 million, or 23.8%, compared with 2008. The increase in 2009 net interest income compared with 2008 was principally attributed to an improved net interest margin, combined with average earning asset growth of 14.0%. For the year ended December 31, 2009, the tax-equivalent net interest margin amounted to 3.40%, representing an improvement of 27 basis points compared with 2008.

During 2008 the targeted fed funds rate fell from 4.25% to a range of 0% to 0.25%, where it stayed for all of 2009. The decline in short-term interest rates favorably impacted the Bank’s 2009 net interest margin, as the cost of interest bearing liabilities declined faster and to a greater degree than the decline in earning asset yields.

For the quarter ended December 31, 2009, net interest income on a tax-equivalent basis amounted to $8.5 million, up $1.0 million, or 13.6%, compared with the same quarter in 2008, but representing a decline of $332 thousand on a linked-quarter basis. The Banks’ fourth quarter tax-equivalent net interest margin amounted to 3.27%, up 6 basis points compared with the fourth quarter of 2008, but representing an 11 basis point decline on a linked-quarter basis. The decline in the net interest margin from the third quarter was largely attributed to a decline in earning asset yields combined with a moderate shift from short-term funding to higher cost, long-term funding on the Bank’s balance sheet. Considering the current near zero percent short-term funding rates and the steepness of the U.S. Treasury yield curve, the Bank’s interest rate risk management strategy has been focused on protecting net interest income over a long-term horizon, particularly in a rising interest rate environment. While this strategy pressures earnings in the near term, Company management believes the long term-risks associated with funding the balance sheet short far outweigh the short-term rewards.

Non-interest Income: For the year ended December 31, 2009, total non-interest income amounted to $6.0 million, representing a decline of $410 thousand or 6.4% compared with 2008. The decline in non-interest income was attributed to a variety of factors, including a $1.3 million or 61.9% decline in credit and debit card service charges and fees, reflecting the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008. This decline was offset by a comparable decline in debit and credit card expenses, which are included in non-interest expense in the Company’s consolidated statements of income. The decline in 2009 non-interest income was also attributed to a non-recurring $313 thousand gain recorded in 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering. Service charges on deposit accounts declined $182 thousand or 11.4% compared with 2008, principally attributed to declines in deposit account overdraft activity.

Trust and financial services fees amounted to $2.4 million in 2009, representing a decline of $69 thousand or 2.7%, principally reflecting lower average market values of assets under management during 2009 compared with 2008. Following a recovery in the equity markets, assets under management at December 31, 2009 rose to $270.1 million, representing an increase of $39.9 million or 17.3% compared with December 31, 2008.

The foregoing declines in non-interest income were offset in part by a $475 thousand increase in mortgage origination and servicing income, largely reflecting the sale of certain residential mortgage loans in the secondary market during 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $67 thousand in 2009, compared with net securities losses of $831 thousand in 2008. The $67 thousand in net securities gains were comprised of realized gains on the sale of securities amounting to $2.5 million, offset by other-than-temporary impairment losses of $2.4 million on certain available-for-sale, 1-4 family, non-agency mortgage backed securities.

For the quarter ended December 31, 2009, total non-interest income amounted to $1.1 million, representing an increase of $906 thousand, or 399.1% compared with the fourth quarter of 2008. The increase in non-interest income was principally attributed to other-than-temporary impairment losses on certain private label mortgage-backed securities, which in the fourth quarter of 2009 amounted to $489 thousand, compared with $1.4 million in the fourth quarter of 2008. The increase in fourth quarter non- interest income was also attributed to a $224 thousand increase in mortgage origination and servicing income compared with the same quarter in 2008. The foregoing increases were offset in part by a $154 thousand, or 71.3%, decline in credit and debit card expenses, reflecting sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008.

Non-interest Expense: For the year ended December 31, 2009, total non-interest expense amounted to $21.8 million, representing an increase of $1.2 million, or 6.1%, compared with 2008. The increase in non-interest expense was principally attributed to a $1.3 million or 959.7% increase in FDIC insurance assessments, including an emergency special FDIC assessment amounting to $495 thousand. The special assessment was levied on all FDIC insured financial institutions. Deposit insurance premiums for all FDIC insured banks have increased as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

Salaries and employee benefits expense amounted to $11.6 million in 2009, representing an increase of $767, or 7.1%, compared with 2008. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix.

The increase in 2009 non-interest expense was also attributed to $281 thousand in write-downs of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired, compared with $68 thousand in 2008. These investment funds, which generally qualify for Community Reinvestment Act ("CRA") credit, represent socially responsible venture capital investments in small businesses throughout Maine and New England. These write-downs principally reflected the impact current economic conditions have had on these funds. Reflecting increased loan collection and foreclosure activity, the Bank’s loan collection expenses increased $185 thousand in 2009, or 250.7%, compared with 2008.

The foregoing increases in 2009 non-interest expense were largely offset by a $1.1 million or 76.6% decline in credit and debit card expenses and a $161 thousand or 10.5% decline in furniture and equipment expenses.

For the quarter ended December 31, 2009, total non-interest expense amounted to $6.1 million, representing an increase of $892 thousand or 17.2% compared with the fourth quarter of 2008. The increase in non-interest expense was largely attributed to a $445 thousand increase in FDIC deposit insurance assessments compared with the fourth quarter of 2008. Salaries and employee benefits expense amounted to $3.3 million in the fourth quarter, representing an increase of $368 thousand or 12.7% compared with the fourth quarter of 2008, reflecting increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix.

Other operating expenses amounted to $1.6 million in the fourth quarter of 2009, representing an increase of $253 thousand, or 19.0%, compared with the fourth quarter of 2008. The increase in other operating expenses was principally attributed to higher levels of legal and professional fees, increased loan collection expenses and an other-than-temporary impairment write-down of the Bank’s CRA venture capital investments.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. Low efficiency ratios are typically a driving factor for high performing financial institutions. For the year ended December 31, 2009, the Company’s efficiency ratio amounted to 53.2%, which was significantly better than the Company’s peer group average.

Income Taxes: For the year ended December 31, 2009, total income taxes amounted to $4.0 million, representing an increase of $608 thousand, or 18.0%, compared with the 2008. The Company’s effective tax rate amounted to 27.8% in 2009, compared with 30.4% in 2008. Fluctuations in the Company’s effective tax rate are generally attributed to changes in the relationship between non-taxable income and non-deductible expense, and income before income taxes, during any given reporting period.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine. Bar Harbor Bankshares is a member of the Russell 2000 and 3000 indices.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(Unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2009	12/31/2008	2009	2008

Total assets	$1,072,381	$ 972,288	$1,063,952	$ 952,656
Total securities	347,026	290,502	353,741	283,816
Total loans	669,492	633,603	659,536	628,848
Allowance for loan losses	7,814	5,446	7,606	5,366
Total deposits	641,173	578,193	659,439	588,518
Total Borrowings	311,629	323,903	301,835	296,430
Shareholders' equity	113,514	65,445	96,695	62,565

	Three Months Ended		Year Ended
Results Of Operations	12/31/2009	12/31/2008	12/31/2009	12/31/2008

Interest and dividend income	$ 13,233	$ 13,484	$ 54,367	$ 53,594
Interest expense	5,167	6,245	21,086	26,403
Net interest income	8,066	7,239	33,281	27,191
Provision for loan losses	650	326	3,207	1,995
Net interest income after
provision for loan losses	7,416	6,913	30,074	25,196

Non-interest income	1,133	227	6,022	6,432
Non-interest expense	6,071	5,179	21,754	20,513
Income before income taxes	2,478	1,961	14,342	11,115
Income taxes	614	544	3,992	3,384

Net income	$ 1,864	$ 1,417	$ 10,350	$ 7,731

Preferred stock dividends and accretion of discount	272	---	1,034	---
Net income available to common shareholders	$ 1,592	$ 1,417	$ 9,316	$ 7,731

Per Common Share Data

Basic earnings per share	$ 0.52	$ 0.49	$ 3.19	$ 2.63
Diluted earnings per share	$ 0.51	$ 0.48	$ 3.12	$ 2.57
Average shares outstanding-Basic	3,039,009	2,897,753	2,916,643	2,943,694
Average shares outstanding-Diluted	3,109,217	2,953,242	2,983,429	3,007,249
Cash dividends per share	$ 0.26	$ 0.26	$ 1.04	$ 1.02

Selected Financial Ratios

Return on Average Assets	0.70%	0.59%	0.98%	0.83%
Return on Average Equity	7.65%	9.01%	11.65%	11.87%
Tax-equivalent Net Interest Margin	3.27%	3.21%	3.40%	3.13%
Efficiency Ratio (1)	59.7%	56.5%	53.2%	58.3%

At or for the Year Ended
December 31,

	2009	2008
Asset Quality

Net charge-offs to average loans, annualized	0.13%	0.21%
Allowance for loan losses to total loans	1.17%	0.86%
Allowance for loan losses to non-performing loans	85%	124%
Non-performing loans to total loans	1.37%	0.70%
Non-performing assets to total assets	0.94%	0.46%

Capital Ratios

Tier 1 leverage capital ratio	10.35%	6.61%
Tier 1 risk-based capital ratio	15.34%	9.95%
Total risk-based capital ratio	17.14%	11.60%
Tangible equity to total assets	10.29%	6.40%
Tangible common equity (2)	8.60%	6.42%

(1)  Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI. Includes $495 special FDIC assessment recorded in the second quarter of 2009.
(2)  Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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